Exhibit 99.4

Sealed Air Corporation 200 Riverfront Boulevard Elmwood Park, NJ 07407

Contact:	Amanda Butler
201-791-7600

SEALED AIR ANNOUNCES PRICING OF SENIOR NOTES

ELMWOOD PARK, N.J., Thursday, November 15, 2012 – Sealed Air Corporation (“Sealed Air” or the “Company”) (NYSE: SEE) today announced the pricing of its offering of $425 million aggregate principal amount of 6.50% senior notes due 2020 (the “Notes”). Sealed Air intends to use the net proceeds from the offering, along with cash on hand, to repurchase, redeem or satisfy and discharge all of its outstanding 5.625% Senior Notes due 2013. The Company will not be offering the senior notes due 2022 as previously announced, and the Company intends to terminate the cash tender offer to purchase any and all outstanding $400 million in aggregate principal amount of 7.875% Senior Notes of the Company due 2017. Net proceeds from the sale of the Notes, after underwriting discounts and commissions and the Company’s estimated fees and expenses, is expected to be approximately $416 million. We expect the offerings to close on November 28, 2012, subject to customary closing conditions.

The Notes and related guarantees will be offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act. The Notes have not been registered under the Securities Act, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Business

Sealed Air is a global leader in food safety and security, facility hygiene and product protection. With widely recognized and inventive brands such as Bubble Wrap® brand cushioning, Cryovac® brand food packaging solutions and DiverseyTM brand cleaning and hygiene solutions, Sealed Air offers efficient and sustainable solutions that create business value for customers, enhance the quality of life for consumers and provide a cleaner and healthier environment for future generations. On a pro forma basis, Sealed Air generated revenue of $8.1 billion in 2011, and has approximately 26,300 employees who serve customers in 175 countries.

Forward-Looking Statements

Company statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations. These statements include comments as to future events that may affect the Company, which are based upon management’s current expectations and are subject to uncertainties, many of which are outside the Company’s control. Forward-looking statements can be identified by such words as “anticipates,” “expects,” “believes,” “plan,” “could,” “estimate,” “will” and similar expressions. A variety of factors may cause actual results to differ materially from these expectations, including: economic conditions affecting packaging utilization; changes in raw material costs; currency translation effects; and legal proceedings. For more extensive information, see “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in our most recent Annual Report on Form 10-K, as may be revised and updated from time to time by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. These reports are available on the Securities and Exchange Commission’s website. Sealed Air does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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